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                           INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 of Sun Life of Canada (U.S.) Variable Account I (Reg. No. 333-68601) of our report dated February 5, 1999 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is a part of such Registration Statement, and to the incorporation by reference of our report dated
February 5, 1999 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1998.

We also consent to the reference to us under the heading "Accountants" appearing in such Prospectus.

Deloitte & Touche LLP
Boston, Massachusetts
August 9, 1999